Exhibit 99.1

NEW INVESTMENTS PRESS RELEASE OF TRILINC GLOBAL IMPACT FUND, LLC

Los Angeles, CA (February 2, 2023) - TriLinc Global Impact Fund, LLC (“TriLinc Global Impact Fund” or “TGIF”) announced today that it recently acquired $10,901,137 of participations in three term loan facilities and one trade finance facility, bringing total financing commitments as of December 31, 2022 to $374 million for business expansions and socioeconomic developments through its holdings in Sub-Saharan Africa, Latin America, Southeast Asia, and Emerging Europe.

TGIF is an impact investing company that provides growth-stage loans and trade finance to established small and medium enterprises (“SMEs”) primarily in developing economies where access to affordable capital is significantly limited. Impact investing is defined as investing with the specific objective of achieving a competitive financial return as well as creating positive, measurable impact in communities across the globe. The transaction details are summarized below.

Between December 15, 2022, and December 22, 2022, TGIF funded two transactions totaling $1,796,474 as part of an existing five-year term loan facility to a consumer lender operating in Mexico. Priced at 12%, this transaction is set to mature on January 24, 2027. The facility will support the borrower’s ability to originate new loans and provide access to financing to over a million new low-income consumers to help them manage healthcare and educational expenses, as well as general household costs required for childcare.

On December 22, 2022, TGIF funded $256,741 as part of a new trade finance facility to a seafood processing company operating in Ecuador, who with their majority female workforce, is at the forefront of setting a new global environmental and social standard for seafood processing. Priced at 0.899% per 30 days, this transaction is set to mature on February 22, 2023. The facility will support the borrower’s ability to purchase seafood products from suppliers for export to international clients.

On December 26, 2022, TGIF funded $1,568,615 as part of an existing five-year term loan facility, priced at 12%, to a sustainable consumer lender in Colombia. The transaction is set to mature on December 27, 2026. The borrower is focused on providing much-needed liquidity to its more than 4,500 clients, the majority of which are women seeking to further their purchasing power for household staple goods.

On December 22, 2022, TGIF funded an incremental $2,000,000 as part of a senior secured term loan to a frozen bakery products manufacturer in Romania. This funding brings TGIF’s participation amount to $6,279,306 of the total $15,221,458 facility. Priced at 14.5%, the transaction is set to mature on May 20, 2024. The project is anticipated to be a job creator in Romania and further strengthen the company’s domestic and international market position amongst competitors.

“By extending financing to SMEs in Latin America and Europe, TGIF is demonstrating its commitment to businesses that have positive environmental and social impact,” said Gloria Nelund, CEO of TGIF. “More specifically, we are confident that this financing will enhance the competitiveness of these SMEs and support their steady growth trajectory during periods of limited capital availability.”

About TriLinc Global Impact Fund

TGIF is a public non-traded, externally managed, limited liability company that makes impact investments in SMEs in developing economies that provide the opportunity to achieve both competitive financial returns and positive measurable impact. TGIF invests in SMEs through experienced local market sub-advisors and expects to create a diversified portfolio of financial assets consisting primarily of collateralized private debt instruments. In addition, TGIF aggregates and analyzes social, economic, and environmental impact data to track progress and measure success against stated objectives.